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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




TAM Restaurants Holding Corp. and subsidiaries


         We hereby consent to the incorporation by reference of the Prospectus constituting a part of this Registration Statement on Form SB-2 (No. 333- ) of our report dated July 31, 1997 relating to the consolidated financial statements of TAM Restaurants Holding Corp. and subsidiaries which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the Company's ability to continue as a going concern.

         We also consent to the reference to us under the captions "Selected Financial Data" and "Experts" in the Prospectus.



                                              /s/ Maltese, Potter & La Marca LLP
                                              MALTESE, POTTER & LA MARCA LLP




Staten Island, New York
November 10, 1997